SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

July 22, 2004

Dear Shareholder:

                    On or about July 6, 2004, we mailed to our shareholders a copy of our proxy statement and related proxy card for our 2004 Annual Meeting of Shareholders to be held on Wednesday, August 11, 2004, at the Eberhard Center of Grand Valley State University, 301 West Fulton, Grand Rapids, Michigan 49504, beginning at 10:00 a.m., local time. The proxy statement set forth that a copy of the amended written charter of the audit committee of the board of directors was attached as Appendix A and a copy of the nominating and corporate governance committee charter of the board of directors was attached as Appendix B to the proxy statement. Both copies of the charters were inadvertently omitted from the materials mailed to you. Copies of the respective charters are enclosed for your reference.

                    We apologize for any inconvenience for omitting the copies of the charters. We look forward to seeing you at our Annual Meeting of Shareholders.

Sincerely, Alex J. DeYonker Secretary

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD THAT WAS INCLUDED WITH YOUR PROXY STATEMENT PREVIOUSLY FURNISHED TO YOU.